Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan of our reports dated October 23, 2025, with respect to the consolidated financial statements of MSC Industrial Direct Co., Inc. and the effectiveness of internal control over financial reporting of MSC Industrial Direct Co., Inc. included in its Annual Report (Form 10-K) for the year ended August 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
January 21, 2026